Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement, on Form SB-2/A, filed February 7, 2006 of our report dated February 20, 2004 on the consolidated balance sheet of The RiceX Company and Subsidiary as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, which appear in the Prospectus. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Moss Adams LLP

Moss Adams LLP
Stockton, California
February 6, 2006